UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2006

GVI SECURITY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21295	77-0436410
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)
2801 Trade Center Drive, Suite 120, Carrollton, Texas 75007
(Address of principal executive office) (Zip Code)
Registrant’s telephone number, including area code:(972) 245-7353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported, GVI Security Solutions, Inc. (the “Company”), had been involved in a dispute with E&S International Enterprises, Inc and its affiliate, SSC, Inc. (collectively, “ESI”), the Company’s former distributor of security products to the retail channel under an Alliance Agreement dated May 5, 2005 (the “Alliance Agreement”). ESI had contended that the Company was obligated to it under the Alliance Agreement in the amount of approximately $2.6 million. In addition, ESI had informed the Company that it expected to return retail merchandise to the Company which would result in an additional obligation of the Company in the amount of approximately $1.1 million

On September 13, 2006, the Company, ESI and David Happe (“Happe” and together with ESI, the “ESI Parties”) entered into an Inventory Transfer Agreement, General Release And Covenant Not To Sue (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company transferred to ESI retail inventory valued on the Company’s balance sheets at approximately $500,000, the Company and the ESI Parties entered into mutual releases, and the parties agreed to the termination of the Alliance Agreement and the mutual obligations of the parties thereunder.

A copy of the Settlement Agreement has been filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Inventory Transfer Agreement, General Release And Covenant Not To Sue, dated as of September 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2006

GVI SECURITY SOLUTIONS, INC.

By: /s/ Joseph Restivo
Name: Joseph Restivo
Title: Chief Financial Officer

EXHIBIT INDEX

No.	Description

Exhibit 10.1	Inventory Transfer Agreement, General Release And Covenant Not To Sue, dated as of September 13, 2006.